Exhibit 10.1

FORM OF STIFEL NICOLAUS/KBW

RESTRICTED CASH AWARD AGREEMENT

[Stifel, Nicolaus & Company, Incorporated][Keefe, Bruyette & Woods, Inc.]1 ([“Stifel”] [“KBW”] or the “Corporation”) hereby advances this Cash Award (the “Cash Award”) which will be earned and vest over time, with any advanced but unearned and unvested amount subject to repayment under the terms and conditions described herein (the “Agreement”).

Name:

Award Date:

Amount of Advanced Cash Award: $XXX,XXX.XX, less applicable taxes and withholdings.

For good and valuable consideration in receiving this Cash Award, you hereby agree that:

1.

Provided that you execute and deliver this Agreement on a timely basis and are in Active Working Status (meaning that you have not (i) resigned, (ii) given notice of your resignation, (iii) been terminated, (iv) been given notice of your termination, or (v) been suspended (either with or without pay)) on the advance payment date, [Stifel/KBW] shall advance to you this Cash Award in the amount of $XXX,XXX.XX, less applicable taxes and withholding. The advance payment date is within the discretion of [Stifel/KBW] and in no event may you, directly or indirectly, designate the calendar year of payment of the Cash Award.

2.

The Cash Award will be earned in five equal annual tranches commencing on the anniversary date of this Agreement and continuing on the same date for the following four years (each, a “Vesting Date”), provided in each case that you remain continuously employed from the date hereof through the applicable Vesting Date and are in Active Working Status on such Vesting Date. For example, in the event that you are in Active Working Status on the anniversary date of this Agreement, 20% of the Cash Award will vest.

3.

In the event you are not in Active Working Status on or prior to the fifth vesting date, you agree to immediately repay to [Stifel/KBW] the gross amount of the Cash Award that has not vested and been earned in accordance with paragraph 2 above. For example, in the event that you cease to be in Active Working Status after the first anniversary date of this Agreement but before the second anniversary date of this Agreement, you will be required to repay 80% of the gross Cash Award. In the event that you cease to be in Active Working Status after the second anniversary date of this Agreement but before the third anniversary date of this Agreement, you will be required to repay 60% of the gross Cash Award.

4.	[Stifel/KBW] may in its sole discretion waive or conditionally waive your repayment obligation as described in paragraph 3.

[1]	Name of applicable subsidiary advancing Cash Award to be inserted and defined term to be adjusted.

5.

By signing below and accepting the advance of the Cash Award, you specifically authorize [Stifel/KBW], to the maximum extent permitted under applicable law but only to the extent not resulting in adverse tax consequences under Section 409A of the Internal Revenue Code, in addition to all other rights and remedies available to the Company, to set-off, apply and deduct, at its sole discretion, any or all of the following for the payment of any outstanding amount under this Agreement: (a) any amount(s) outstanding to your credit, whether in the form of Stifel Financial Corp. stock, Stifel Financial Corp. stock units (whether in the Stifel Financial Corp. Wealth Accumulation Plan (“SWAP”) or otherwise), or (b) any sums or assets in which you have a direct or indirect interest that is held in any brokerage, deposit or other account or form with [Stifel/KBW] or any other affiliate, successor, or assign. You hereby authorize [Stifel/KBW] and its affiliates, successors, and assigns to exercise this right of set-off, and you therefore assign and grant a security interest to [Stifel/KBW], its affiliates, successors, and assigns, as security for repayment of any and all amounts due hereunder in all securities, interests, deferred compensation plans, benefits and other amounts due or to become due you. [Stifel/KBW] shall be permitted, but not obligated, to make such deductions. In the event [Stifel/KBW] does not recover the full amount of the unvested and unearned Cash Award through setoff or deduction authorized pursuant to this Agreement, you agree to repay any remaining balance in full within ten days after your last day of employment with [Stifel/KBW].

6.

You have the right to dispute in writing the amount and frequency of deductions that are not in accordance with the terms of the authorization contained in this Agreement. [Stifel/KBW] may not make any deductions during the dispute process. [Stifel/KBW] must address your concerns, in writing, as soon as practical with a clear statement indicating its position with regard to the deduction, including whether [Stifel/KBW] agrees or disagrees with your position(s) regarding the deduction and why it agrees or disagrees. If it disagrees with your position(s), [Stifel/KBW] will invite you to a resolution meeting within one week of providing the written response to you. If you accept the invitation, [Stifel/KBW] and you may discuss any remaining issues at such meeting, and thereafter [Stifel/KBW] must address the matter in a written, final determination within one week of the meeting date in which it considers each of your concerns. [Stifel/KBW] must wait three weeks after such final, written decision to begin making deductions, or, if it determines deductions were improperly made, must repay all deductions to you as soon as possible.

7.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of ([Insert applicable state law where employee located]), without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

8.

You hereby agree that any controversy or claim arising out of or relating to this Agreement will be resolved through binding arbitration before FINRA in accordance with its rules and as further detailed in the Associate Handbook. In the event that FINRA declines jurisdiction over the matter, the arbitration will be heard in accordance with the rules of JAMS. Further, to the extent [Stifel/KBW] may avail itself of state or federal court to enforce this Agreement, you hereby consent to the personal jurisdiction of the state and federal courts sitting in the State of ([Insert applicable state law where employee located]). Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

9.

You agree that you shall pay all costs of enforcement of this Agreement and collection of any amounts due under this Agreement, including reasonable attorney’s fees and indemnify [Stifel/KBW] for any liabilities, taxes, costs, and expenses of any kind that it may incur in connection with the exercise of its rights under this Agreement. Further, you agree that you will not assert any defenses, rights of set-off, or counterclaims as a reason for not fully repaying the amounts due under this Agreement.

10.

Nothing in this Agreement shall create a contract of employment between [Stifel/KBW] and you for a specific term or guarantee of employment. Your employment with [Stifel/KBW] is and shall remain employment-at-will.

11.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.

[Stifel/KBW] may assign its rights under this Agreement to any successor or assignee, and its rights under this Agreement will inure to the benefit of any successor or assignee. This Agreement is not assignable by you.

13.

Neither the failure nor any delay in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by [Stifel/KBW] will preclude any other or further exercise of such right, power or privilege. Any extension or renewals of payment under this Agreement that may be permitted by [Stifel/KBW] in its sole discretion shall not operate as a waiver or otherwise release you from liability under the terms of this Agreement. You hereby waive presentment, demand, protest and notice of dishonor.

14.

It is the intention of [Stifel/KBW] that the Cash Award be exempt from Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder and this Agreement shall be interpreted in a manner consistent with the foregoing. In no event whatsoever shall [Stifel/KBW] or any of its subsidiaries or affiliates be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on you by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.

15.

This Agreement constitutes the entire agreement between [Stifel/KBW] and you with respect to the Cash Award. This Agreement may not be changed, modified, or terminated orally, but only by a written agreement signed by [Stifel/KBW] and you.

16.

The type and periods of restriction imposed by this Agreement are fair and reasonable. You have read and understand this Agreement, and voluntarily agree to the terms and conditions in this Agreement. You acknowledge that you have been provided with the opportunity to consult with independent legal counsel of your choice.

THIS AGREEMENT CONTAINS AND INCORPORATES AN ARBITRATION AGREEMENT WHICH MAY BE ENFORCED BY THE PARTIES.

AGREED AND ACCEPTED:

NAME	DATE

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